SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 16, 2007

Zynex Medical Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8022 Southpark Circle, Suite 100, Littleton, CO      80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number: (303) 703-4906

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

Effective November 12, 2007, Zynex Medical, Inc., a wholly-owned subsidiary of Zynex Medical Holdings, Inc., commenced a 25-month sublease of office, plant and warehouse space in Littleton, Colorado.  The space consists of 16,553 square feet and is located in close proximity to the location which Zynex has previously occupied.  Zynex has moved its operations to the new space, which also serves as the headquarters of Zynex.

The sublease provides for an initial base rent of $6,097 per month from November 1, 2007 to April 30, 2008, increasing to $7,090 per month for May 1, 2008 through November 30, 2008 and $10,346 per month from December 1, 2008 to November 29, 2009.  Zynex has agreed to use commercially reasonable efforts to sublease or terminate the lease of its previous space.  Upon subleasing or terminating this prior lease, the base rent under the new sublease becomes $9,449 per month through November 30, 2008 and $10,346 through the remainder of the lease.  The sublease is on a “triple net basis.”  Zynex also purchased furniture and equipment at the sublease space for approximately $7,000 payable over 25 months.

The lease of Zynex’s prior location continues through February 2009.  If Zynex is unable to sublease this space and Zynex continues to grow, Zynex might use the prior space for some operations.

The sublease is an exhibit to this Report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Sublease dated October 31, 2007 between Zynex Medical Holdings, Inc. and Jones/NCTI, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

Zynex Medical Holdings, Inc. (Registrant)

Date: November 16, 2007	By:	/s/ Thomas Sandgaard
Thomas Sandgaard President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Sublease dated October 31, 2007 between Zynex Medical Holdings, Inc. and Jones/NCTI, Inc.